SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________________

FORM S-1/A
Amendment No. 6

REGISTRATION STATEMENT
UNDER
SECURITIES ACT OF 1933
______________________________

FOREVER VALUABLE COLLECTIBLES, INC.
(Name of small business issuer in its Charter)

Colorado (State or other jurisdiction of incorporation or organization)	5900 (Primary Standard Industrial Classification Code Number)	41-2230041 IRS Employer Identification Number)

535 16th Street, Suite 810
Denver, Colorado 80202
(303) 573-1000
(Address, including zip code,
and telephone number, including area code,
of Registrant's principal executive offices)

 Jodi Stevens
535 16th Street, Suite 810
Denver, Colorado 80202
(303) 573-1000
 (Name, address and telephone number of agent for service)

With a Copy to:
David J. Wagner, Esq.
David Wagner & Associates, P.C.
Penthouse Suite
8400 East Prentice Avenue
Greenwood Village, Colorado 80111
Office(303) 793-0304
Fax (303) 409-7650
____________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   [   ]
__________________________

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount To be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, no par value	11,920,600	$0.01	$119,206	$20.00

TOTAL:	11,920,600	$0.01	$119,206	$20.00
_______________

(1)
Consists of Common Stock of FOREVER VALUABLE COLLECTIBLES, INC.(“Forever Valuable”) to be distributed pro-rata to Fincor, Inc. (Fincor) holders of record as of   August 13 , 2008 (the "Spin-off Record Date") to effect a spin-off of our shares. The Fincor shareholders will not be charged or assessed for the Forever Valuable Common Stock, and Forever Valuable will receive no consideration for the distribution of the foregoing shares in the spin-off. There currently exists no market for Forever Valuable's Common Stock.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

       The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _____________, 2008

Prospectus

FOREVER VALUABLE COLLECTIBLES, INC.

Spin-Off of FOREVER VALUABLE COLLECTIBLES, INC. by the Distribution of

11,920,600 Shares of Common Stock

We are furnishing this Prospectus to the shareholders of Fincor, Inc. (Fincor), a Colorado corporation.

Fincor owns the shares. Shareholders of Fincor will receive one (1) of our shares for every one (1) share of Fincor which they owned on   August 13 , 2008 the record date of the distribution. These distributions will be made within ten (10) days of the date of this Prospectus. FOREVER VALUABLE COLLECTIBLES, INC. is bearing all costs incurred in connection with this distribution.

Before this offering, there has been no public market for our common stock and our common stock is not listed on any stock exchange or on the over-the-counter market. This distribution of our common shares is the first public distribution of our shares. It is our intention to seek a market maker to publish quotations for our shares on the OTC Electronic Bulletin Board; however, we have no agreement or understanding with any potential market maker. Accordingly, we can provide no assurance to you that a public market for our shares will develop and if so, what the market price of our shares may be.

Investing in our common stock involves a high degree of risk.
You should read the "Risk Factors" beginning on Page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2008.

Questions And Answers About The Spin-Off

Q:	How Many Forever Valuable Shares Will I Receive?

A:	Forever Valuable will distribute to you one (1) share of our common stock for every one (1) share of Fincor you owned on the Record Date.

Q:	What Are Shares Of Forever Valuable Worth?

A:	The value of our shares will be determined by their trading price after the spin-off. We do not know what the trading price will be and we can provide no assurances as to value.

Q:	What Will Forever Valuable Do After The Spin-Off?

A:	We plan to operate a memorabilia and collectibles company. We are currently in the development stage.

Q:	Will Forever Valuable Shares Be Listed On A National Stock Exchange Or The Nasdaq Stock Market?

A:
Our shares will not be listed on any national stock exchange or the Nasdaq Stock Market. It is our hope that the shares will be quoted by one or more market makers on the OTC Electronic Bulletin Board, although we have no agreements or understandings with any market maker to do so.

Q:	What Are The Tax Consequences To Me Of The Spin-Off?

A:
We do not believe that the distribution will qualify as a tax-free spin-off under U.S. tax laws. Consequently, the total value of the distribution, as well as your initial tax basis in our shares, will be determined by the fair market value of our common shares at the time of the spin-off. A portion of this distribution will be taxable to you as a dividend and the remainder will be a tax-free reduction in your basis in your Fincor shares.

Q:	What Do I Have To Do To Receive My Forever Valuable Shares?

A:
No action by you is required. You do not need to pay any money or surrender your Fincor common shares to receive our common shares. We will mail your Forever Valuable shares to your record address as of the record date.

About this Prospectus

 You should rely only on the information contained in this prospectus. We have not, and Fincor has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Fincor and we believe that the information contained in this prospectus is accurate as of the date on the cover. Changes may occur after that date; Fincor and we may not update this information except as required by applicable law.

Forward-looking Statements

This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:

*	changes in general economic and business conditions affecting the memorabilia and collectibles industry;

*	changes in legislation and regulation effecting the memorabilia and collectibles industry;

*	changes in our business strategies;

*	the level of demand for our products and services; and

*	the availability of working capital.

        In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by our company or any other person that our objectives and plans will be achieved.

Summary

       Please note that throughout this prospectus the words “the Company,” "we," "our," or "us" refers to Forever Valuable, Inc (“Forever Valuable”).

 Forever Valuable is a wholly-owned subsidiary of Fincor, Inc.(“Fincor”). On December 5, 2007, the directors of Fincor approved, subject to the effectiveness of a registration with the Securities and Exchange Commission, a spin-off to Fincor shareholders of record as of August 13, 2008 (the “Record Date”), on a pro rata basis, with one (1) Forever Valuable common share to be issued for each one (1) Fincor common share as of the Record Date. Since Fincor’s business is totally unrelated to the proposed activities of Forever Valuable, the Fincor directors decided it was in the best interest of Fincor and Forever Valuable and Fincor's shareholders to spin-off Forever Valuable to better define the role of Fincor.

 The shares of Forever Valuable are owned by Fincor, who will distribute the Forever Valuable shares once the Form S-1 is effective with the Securities and Exchange Commission. The shares will be distributed by X-Pedited Transfer Corporation, which acts as our transfer agent.

The proposed business of Forever Valuable will be to engage in the buying and selling of sports and non-sports memorabilia and collectibles. Items will be purchased from private individuals, through public auctions, and estate sales. Sales will be made through live and internet auctions and to private individuals. Initially, we do not plan to have a physical retail store location.  We are in the development stage. Although our management has made some preliminary efforts, we have not yet begun operations.  Our development stage began when we incorporated on November 29, 2007. See “Business” below.

On November 29, 2007, an organization named A-Squared Holdings, Inc. (A-Squared) agreed to provide operating capital in the form of a loan of $200,000 to cover operating expenses. This loan is evidenced by an unsecured promissory note which is due November 29, 2008, with a possible extension ending November 29, 2009.  The maturity date of this note may be extended at the option of A-Squared  for a period of one year following the maturity date provided A-Squared  receives a renewal fee equal to 1.5% of the then outstanding principal balance due. However, the maturity date of this note will not be extended past November 29, 2009. The note is at an interest rate of 15% per annum, with interest payments to be made every ninety days, beginning ninety days for the date of the promissory note.

We have issued a total of 200,000 warrants to A-Squared, exercisable at a price of no per share subject to adjustment, for a period of five years from the date of issuance. These warrants were issued as an additional inducement for A-Squared to loan us $200,000. The warrants are subject to registration rights.

       Our principal executive offices are located at 535 16th Street, Suite 810, Denver, Colorado 80202. Our telephone number is (303) 573-1000. We currently have no website but plan to develop one as a part of our business plan.

Risk Factors

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to invest in shares of our common stock.

The occurrence of any of the following risks could materially and adversely affect our business, financial condition and operating result. In this case, the trading price of our common stock could decline and you might lose all or part of your investment.

 If we do not generate adequate revenues to finance our operations, our business may fail.

             On December 31, 2007, we had a cash position of $ 1,000. We had a net loss from inception (November 29, 2007) through December 31, 2007 of $12,281. Operating costs are expected to range between $30,000 and $50,000, for the fiscal year ending December 31, 2008. These operating costs include insurance, taxes, utilities, maintenance, contract services and all other costs of operations. We will use contract employees who will be paid on a per transaction basis for selling our products. However, the operating costs and expected revenue generation are difficult to predict. We expect to generate revenues in the next twelve months from operations using referrals from Fincor and unrelated individuals and entities that operate in the memorabilia and collectibles business. Since there can be no assurances that revenues will be sufficient to cover operating costs for the foreseeable future, it may be necessary to raise additional funds. Due to our lack of operating history, raising additional funds may be difficult. In November, 2007, an organization named A-Squared agreed to provide operating capital in the form of a loan of $200,000 to cover operating expenses. This loan is evidenced by an unsecured promissory note which is due November 29, 2008, with a possible extension ending November 29, 2009. If we are unable to raise funds to cover any operating deficit after fiscal year ending November 29, 2009, our business may fail.

Because we had incurred a loss and have no history of operations, our accountants have expressed doubts about our ability to continue as a going concern.

 For the fiscal periods ended December 31, 2007 and March 31, 2008, our accountants have expressed doubt about our ability to continue as a going concern as a result of lack of history of operations, limited assets, and operating losses since inception. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

•	our ability to locate customers who will use our memorabilia and collectibles services; and

•	our ability to generate revenues.

 Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect our operating costs to range between $30,000 and $50,000 for the fiscal year ending December 31, 2007. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues will cause us to go out of business.

Our success will depend upon our ability to develop relationships with key collectible vendors. If we cannot develop sufficient relationships, we may never become profitable.

Our performance depends, in large part, on our ability to purchase contemporary collectibles merchandise in sufficient quantities at competitive prices. We have no long-term purchase contracts or other contractual assurances of supply, pricing or access to new products. Because customers of collectibles merchandise often collect specific product lines, our inability  to obtain collectibles merchandise from a particular vendor could have a material adverse effect on our financial condition and results of operations. Moreover, there can be no assurance that vendors will continue to manufacture desirable collectibles merchandise or that vendors will not discontinue manufacturing product lines that have proved popular. There can be no assurance that we will be able to acquire desired merchandise in sufficient quantities on terms acceptable to us, or that an inability to acquire suitable merchandise, or the loss of one or more key vendors, will not have a material adverse effect on our financial condition and results of operations.

We must compete in a highly competitive industry. We have not engaged in any operations and may never be able to compete effectively.

The sports collectibles industry is highly fragmented and competitive. In addition to other collectibles retailers, we will compete with mid-to-upscale department stores, gift stores, TV shopping, and collectors clubs . We may even, in certain cases, compete with the owners of the licensed sports products who sell products through their own stores and other marketing channels. All of our competitors are larger and have substantially greater financial, marketing and other resources than us. In addition, although the primary points of competition are service and availability of desired merchandise, there can be no assurance that pricing competition will not develop.  Other retailing companies with significantly greater capital and other resources than us may enter or expand their operations in the collectibles industry, which could change the competitive dynamics of the industry.  Because retailers of collectibles generally do not own the proprietary rights to the products that they sell, the barriers to entry to these industries are not significant.  Therefore, there can be no assurance that additional participants will not enter the market or that we could compete effectively with such entrants. Further, although our management has begun preliminary activities, we have not commenced operations. We are new, have no operating history and, therefore, will have difficulty competing with established companies. There are numerous competitors which are larger, better established, better financed and better known than we are now or can expect to be in the foreseeable future. Even if the maximum number of shares is sold, we will be at a competitive disadvantage to firms that are already established. We cannot expect to be a significant participant in the market for collectibles within the foreseeable future.

Our business has a seasonal fluctuation in sales, which can develop fluctuating quarterly results in our operations.

The collectibles industry can be subject to seasonal variations in demand. For example, we expect that most of our collectibles operations will see the greatest demand during the winter holiday shopping period. Consequently, we expect to be most profitable during the fourth quarter of our fiscal year.  Quarterly results may also be materially affected by the timing of new product introductions, the gain or loss of significant customers or product lines and variations in merchandise mix. We will make decisions about purchases of inventory well in advance of the time at which such products are intended to be sold. Accordingly, our performance in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year.  Significant deviations from projected demand for collectibles merchandise could have a material adverse effect on our financial condition and quarterly or annual results of operations.

We expect to be directly affected by fluctuations in the general economy.

Demand for collectibles merchandise is affected by the general economic conditions in the United States.  When economic conditions are favorable and discretionary income increases, purchases of non-essential items like collectibles merchandise and animation art generally increase.  When economic conditions are less favorable, sales of collectibles merchandise and animation art are generally lower. In addition, we may experience more competitive pricing pressure during economic downturns.  Therefore, any significant economic downturn or any future changes in consumer spending habits could have a material adverse effect on our financial condition and results of operations.

We expect our products to be subject to changes in customer taste.

The markets for our products are subject to changing customer tastes and the need to create and market new products.  Demand for collectibles is influenced by the popularity of certain themes, cultural and demographic trends, marketing and advertising expenditures and general economic conditions. Because these factors can change rapidly, customer demand also can shift quickly. Some collectibles appeal to customers for only a limited time.  The success of new product introductions depends on various factors, including product selection and quality, sales and marketing efforts, timely production and delivery and consumer acceptance. We may not always be able to respond quickly and effectively to changes in customer taste and demand due to the amount of time and financial resources that may be required to bring new products to market.  If we were to materially misjudge the market, certain of our inventory may remain unsold.  The inability to respond quickly to market changes could have a material adverse effect on our financial condition and results of operations.

There are risks associated with a telemarketing strategy.

We have not previously conducted marketing programs according to practices common to the database direct mail, telemarketing and Internet industries, including practices such as the systematic measurement of the response rates generated from its databases or the categorization of entries in the databases by past behavior.  The costs for a new information technology system to effect such integration could be substantial, as could the amount of time needed to acquire and implement such a system.  The inability to develop the various databases successfully, or in a timely and cost effective manner, could have a material adverse effect on our financial condition and results of operations.

We may be affected by sales tax considerations from various states.

Various states are increasingly seeking to impose sales or use taxes on inter-state mail order sales and are aggressively auditing sales tax returns of mail order businesses.  Complex legal issues arise in these areas, relating, among other things, to the required nexus of a business with a particular state, which may permit the state to require a business to collect such taxes. Although we believe that we can adequately provide for sales taxes on mail order sales, there can be no assurance as to the effect of actions taken by state tax authorities on our financial condition or results of operations. In the future, we may be required to collect sales tax on sales made to customers in all of the states in which we conducts our operations. The imposition of sales taxes on mail order sales generally has a negative effect on mail order sales levels. All of the factors cited above may negatively affect our financial condition and results of operations in the future.  Any such impact cannot currently be quantified.

Our proposed business will be concentrated in only one segment.

We plan to be in the business of collectibles business, with a focus in the sports area.  Our proposed operations, even if successful, will in all likelihood result in the operation of only one business. Our lack of diversity into a number of areas may subject us to economic fluctuations within our particular business or industry and therefore increase the risks associated with our proposed operations.

Mrs. Stevens has limited experience in the collectibles business.

Although Mrs. Stevens has been engaged in numerous businesses, she has limited prior experience in the collectibles industry, particularly in the auction area. Her experience has been primarily as a collector for several years. Her experience and expertise is in narrow segments of the collectibles industry. We plan to hire additional personnel with experience, although we have no definite plans to do so. There is no guarantee that we will be able to conduct successful operations.

Our business operations will be highly dependent upon our ability to attract and maintain key employees with experience in the memorabilia and collectibles business. We must be able to attract and retain key personnel to fully staff our operations. We are completely dependent upon Mrs. Stevens for our operations.

            The ultimate success of our business operations will be highly dependent upon our ability to attract and maintain key employees with experience in the memorabilia and collectibles business. The process of hiring employees with the combination of skills and attributes required to carry out our business plan is extremely competitive and time-consuming. However, to date, we have not hired anyone. Mrs. Stevens currently performs all of our operations. We cannot guarantee that we will be able to identify and/or hire qualified personnel as and when they are needed for our operations. The loss of the services of Mrs. Stevens or the inability to attract qualified personnel, could materially adversely affect our business, financial condition and results of operations. No one in our company has a written employment agreement.

The lack of a broker or dealer to create or maintain a market in our stock could adversely impact the price and liquidity of our securities.

 We have no agreement with any broker or dealer to act as a market maker for our securities and there is no assurance that we will be successful in obtaining any market makers. Thus, no broker or dealer will have an incentive to make a market for our stock. The lack of a market maker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, our securities.

As our stock will not be listed on NASDAQ or another national exchange, trading in our shares will be subject to rules governing "penny stocks," which will impair trading activity in our shares.

 As we do not intend to list our stock on NASDAQ or another national exchange, our stock will therefore be subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to "penny stocks" require a broker-dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in "penny stocks," to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

 These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares. You will also find it difficult to obtain accurate information about, and/or quotations as to the price of, our common stock.

Issuances of our stock could dilute current shareholders and adversely affect the market price of our common stock, if a public trading market develops.

 We have the authority to issue up to 50,000,000 shares of common stock, 1,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock without stockholder approval. Although no financing is planned currently, we may need to raise additional capital to fund operating losses. If we raise funds by issuing equity securities, our existing stockholders who receive shares in the spin-off may experience substantial dilution. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

 The issuance of preferred stock by our board of directors could adversely affect the rights of the holders of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our board of directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

Colorado law and our Articles of Incorporation protect our directors from certain types of lawsuits, which could make it difficult for us to recover damages from them in the event of a lawsuit.

 Colorado law provides that our directors will not be liable to our company or to our stockholders for monetary damages for all but certain types of conduct as directors. Our Articles of Incorporation require us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require our company to use our assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

The share control position of Jodi and Robert Stevens will limit the ability of other shareholders to influence corporate actions.

          After distribution of our shares to the Fincor shareholders, our largest shareholder, Jodi Stevens and Robert Stevens, will own and control 11,495,000 shares and thereby control approximately 96.4% of our outstanding shares. Because Jodi Stevens and Robert Stevens individually will beneficially control more than a majority of the outstanding shares, other shareholders, individually or as a group, will be limited in their ability to effectively influence the election or removal of our directors, the supervision and management of our business or a change in control of or sale of our company, even if they believed such changes were in the best interest of our shareholders generally.

Our future success depends, in large part, on the continued service of our President.

          We depend almost entirely on the efforts and continued employment of Mrs. Stevens, our President and Secretary-Treasurer. Mrs. Stevens is our primary executive officer, and we will depend on her for nearly all aspects of our operations. We do not have an employment contract with Mrs. Stevens, and we do not carry key person insurance on her life. The loss of the services of Mrs. Stevens through incapacity or otherwise, would have a material adverse effect on our business. It would be very difficult to find and retain qualified personnel such as Mrs. Stevens.

Our future success depends, in large part, on the continued financing of A-Squared.  The loss of this financing would have a material adverse effect on our business

A-Squared is our only source of continued financing. A-Squared is owned by Jodi Stevens and Robert Stevens. It would be very difficult to find a financing source to replace A-Squared. The loss of the A-Squared financing would have a material adverse effect on our business.

We do not expect to pay dividends on common stock.

We have not paid any cash dividends with respect to our common stock, and it is unlikely that we will pay any dividends on our common stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

The Spin-Off and Plan of Distribution

Distributing Company	FOREVER VALUABLE COLLECTIBLES, INC.

Shares To Be Distributed	11,920,600 shares of our common stock, no par value. The shares to be distributed in the spin-off will represent 100% of our total common shares outstanding.

Distribution Ratio	One (1) of our common shares for every one (1) common share of Fincor owned of record on August 13, 2008 . No cash distributions will be paid.

No Payment Required	No holder of Fincor common shares will be required to make any payment, exchange any shares or to take any other action in order to receive our common shares.

Record Date
The record date for Forever Valuable's distribution shares is August 13, 2008 . After the record date, the Fincor common shares will be trading "ex dividend," meaning that persons who have bought their common shares after the record date are not entitled to participate in the distribution.

Prospectus Mailing Date
August 21, 2008 or within ten (10) days following the date that the SEC declares effective the registration statement that includes this prospectus, whichever is later. We have mailed this prospectus to you on or about this date.

Distribution Date
11,920,600 of our common shares, which are held by Fincor, will be delivered to the distribution agent on this date, and the spin-off will be completed. The distribution date will be a date within three (3) days following the prospectus mailing date designated above. You will be entitled to receive our shares even if you sold your Fincor shares after the record date. A certificate representing your shares of our common stock will be mailed to your address of record as of the record date. The mailing process is expected to take about thirty (30) days.

Distribution Agent	The distribution agent for the spin-off will be X-Pedited Transfer Corporation, Denver, Colorado.

Listing and Trading of Our Shares
There is currently no public market for our shares. We do not expect a market for our common shares to develop until after the distribution date. Our shares will not qualify for trading on any national or regional stock exchange or on the NASDAQ Stock Market. We will attempt to have one or more broker/dealers agree to serve as market makers and quote our shares on the over-the-counter market on the OTC Electronic Bulletin Board maintained by the NASD. However, we have no present agreement, arrangement or understanding with any broker/dealer to serve as a market maker for our common shares. If a public trading market develops for our common shares, of which there can be no assurance, we cannot ensure that an active trading market will be available to you. Many factors will influence the market price of our shares, including the depth and liquidity of the market which may develop, investor perception of our business, growth prospects and general market conditions.

Background and Reasons for the Spin-Off

          Forever Valuable is a corporation which was formed under the laws of the State of Colorado on November 29, 2007. Our Articles of Incorporation authorize our company to issue 50,000,000 shares of common stock with no par value per share and 1,000,000 shares of preferred stock with no par value per share.

         Forever Valuable was a wholly-owned subsidiary of Fincor, Inc. (“Fincor”). On December 5, 2007, the directors of Fincor approved, subject to the effectiveness of a registration with the Securities and Exchange Commission, the pro rata spin-off of Forever Valuable to Fincor shareholders of record on   August 13, 2008 on a pro rata basis. Since Fincor’s business is unrelated to the proposed activities of Forever Valuable, the Fincor directors decided it was in the best interest of Fincor and Forever Valuable and Fincor's shareholders to spin-off Forever Valuable to better define the role of Fincor.

          The shares of Forever Valuable are owned by Fincor, who will distribute the Forever Valuable shares once the Form S-1 is effective with the Securities and Exchange Commission. The shares will be distributed by X-Pedited Transfer Corporation, which acts as our transfer agent.

Mechanics of Completing the Spin-Off

          On August 21, 2008 , or within ten (10) days following the date that the SEC declares effective the registration statement that includes this prospectus, whichever is later, we will deliver to the distribution agent, X-Pedited Transfer Corporation, Inc., 11,920,600 shares of our common stock to be distributed to the Fincor shareholders as of August 13, 2008 , pro rata.

          You will be entitled to receive our shares even if you sold your Fincor shares after the record date. A certificate representing your shares of our common stock will be mailed to your address of record as of the record date. The mailing process is expected to take about thirty (30) days.

           No cash distributions will be paid.

          No holder of common shares of Fincor is required to make any payment or exchange any shares in order to receive our common shares in the spin-off distribution.

          If we are unable to locate a shareholder entitled to receive our shares as part of the dividend spin-off, then such shares will be returned to our parent company, Fincor.

Capitalization

 The following table sets forth our capitalization as of  March 31, 2008. This section should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus.

As of March 31, 2008

Current liabilities:	-
Accounts payable and accrued liabilities	$1,250
Total liabilities	$11,418
Shareholders' (Deficit)
Preferred Stock, no par value, 1,000,000 shares authorized; no shares outstanding	-0-
Common Stock, no par value; authorized 50,000,000 shares: 11,920,600 issued and outstanding(1)	4,211
Additional paid-in capital	19,092
Accumulated (deficit) during developmental stage	(30,507)
Total shareholders' deficit	(7,204)
Total liabilities and shareholders' deficit	$4,214
_____________

(1) In connection with the spin-off, we estimate that Fincor will issue approximately 11,920,600 shares to Fincor shareholders.

Certain Market Information

 There currently exists no public trading market for our common stock. We do not intend to develop a public trading market until the spin-off has been completed. There can be no assurance that a public trading market will develop at that time or be sustained in the future. Without an active public trading market, you may not be able to liquidate your shares without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in our company, may have a significant impact on the market price of our common stock. Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.

 Upon effectiveness of this Form S-1, we plan to apply for quotation of the Common Stock on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. Forever Valuable will have 11,920,600 shares of common stock issued and outstanding.

    Forever Valuable has never paid a dividend on its common stock. We do not anticipate paying any dividends on our common stock in the foreseeable future. Management anticipates that earnings, if any, will be retained to fund our working capital needs and the expansion of our business. The paying of any dividends is in the discretion of the Board of Directors.

    Following the spin-off, we believe that there will be approximately forty-four stockholders of record.

Selected Financial Data

 Set forth below is our selected financial data as of and for the periods ended March 31, 2008.  This financial information is derived from our consolidated financial statements and related notes included elsewhere in this prospectus and is qualified by reference to these consolidated financial statements and the related notes thereto.

Balance Sheet Data	For the Period ended March 31, 2008

Total assets	$4,214

Current assets	$4,214

Current liabilities	$11,418

Deficit accumulated during the development stage	$(30,507)

Shareholders' Deficit	$(7,204)

Operating Statement Data	For the Period ended March 31, 2008

Revenues	$-

Net income (loss)	$(18,226)

Weighted average number of common shares	11,920,600

Basic and diluted income (loss) per common share	$-

Period ended
Balance Sheet Data	December 31,
2007

Total assets	$4,211

Current assets	$4,211

Current liabilities	$7,500

Deficit accumulated during the development stage	$(12,281)

Shareholders' Deficit	$(3,289)

Operating Statement Data	For the Period ended December 31, 2007

Revenues	$-

Net income (loss)	$(12,281)

Weighted average number of common shares	11,920,600

Basic and diluted income (loss) per common share	$-

Management's Discussion and Analysis of Financial Condition And Results of Operations

 Certain statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations that are not historical facts are forward-looking statements such as statements relating to future operating results, existing and expected competition, financing and refinancing sources and availability and plans for future development or expansion activities and capital expenditures. Such forward-looking statements involve a number of risks and uncertainties that may significantly affect our liquidity and results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, those related to effects of competition, leverage and debt service financing and refinancing efforts, general economic conditions, and changes in applicable laws or regulations. The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report.

 Our activities have been primarily focused on organization as a development stage enterprise since planned principal operations have not yet commenced. Accordingly, management does not consider the historical results of operations to be representative of our future results of operation. Our development stage began with our incorporation. Our plan is to own and operate a sports and non-sports memorabilia and collectibles business. See “Business” below.

Critical Accounting Policies

 We have identified the following policies below as critical to our business and results of operations. For further discussion on the application of these and other accounting policies, see Note 1 to the accompanying audited financial statements for the period ended December 31, 2007, included elsewhere in this Prospectus. Our reported results are impacted by the application of the following accounting policies, certain of which require management to make subjective or complex judgments. These judgments involve making estimates about the effect of matters that are inherently uncertain and may significantly impact quarterly or annual results of operations. For all of these policies, management cautions that future events rarely develop exactly as expected, and the best estimates routinely require adjustment. Specific risks associated with these critical accounting policies are described in the following paragraphs.

Use of Estimates in the Preparation of Financial Statements

 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

 We have had no revenue during the period ended December 31, 2007. Anticipated future operating revenue will represent product sales in connection owning and operating a memorabilia and collectibles business. Such revenues will be recorded as the memorabilia and collectibles are sold.

Plan of Operation for April 1, 2008 to December 31, 2008.

 Forever Valuable intends to own and operate a memorabilia and collectibles business. Our operating costs are expected to range between $30,000 and $50,000 for the fiscal year ending December 31, 2008. These operating costs include insurance, taxes, utilities, maintenance, contract services and all other costs of operations. However, the operating costs and expected revenue generation are difficult to predict. We expect to generate revenues in the next twelve months from memorabilia and collectibles operations using referrals from Fincor and unrelated individuals and entities that operate in the memorabilia and collectibles business. Since there can be no assurances that revenues will be sufficient to cover operating costs for the foreseeable future, it may be necessary to raise additional funds. Due to our lack of operating history, raising additional funds may be difficult. In November, 2007, an organization named A-Squared agreed to provide operating capital in the form of a loan of $200,000 to cover operating expenses. This loan is evidenced by an unsecured promissory note which is due November 29, 2008, with a possible extension ending November 29, 2009. If we are unable to raise funds to cover any operating deficit after fiscal year ending November 29, 2009, our business may fail.

 We generated no revenues during the period ended December 31, 2007, and management does not anticipate any revenues until August, 2008 as contemplated by our business plan.

      We have minimal inventory which we acquired from affiliates. We anticipate implementing the following business plan beginning April 1, 2008, and continuing through April 21, 2009:

       In the first month, we will concentrate on the purchase of inventory.  The new inventory will consist primarily of sports collectibles and will be obtained in the following ways:

1. Developing business contacts.

2. Setting up a table at major sports collectibles trade show in the Midwest and Western half of the United States.  We plan to purchase inventory brought into the show by collectors who want to sell.

3. Making a buying trip.  Prior to the trip, a small ad will be placed in the local newspaper to notify collectors of the location and times when they can bring their collectibles to be purchased.

         In the second month, we will continue to purchase appropriate inventory.  Initially, we will sell our inventory on a cash-only basis. At some point within the first twelve months of our operations, we will begin accepting credit cards. We plan additional buying trips.  We plan to again purchase a table and set up at major trade shows.

         In the third month we plan to begin selling the inventory accumulated during the preceding two months.  The sales will be made in the following ways.

1.	To business contacts made at trade shows attended in the prior two months

2.	Collectors contacted at the trade shows.

3.	Using Ebay. Only items that have been purchased at an acceptable wholesale price will be offered.

4.	Advertising in hobby publications.

In the fourth month, we plan to continue to sell inventory.  Begin to spend money made on the sale of inventory to acquire new inventory.  The new inventory will be acquired by attending at least one large trade show, by contacting private collectors, and through other sports collectibles business contacts.  Continue to sell by advertising in hobby publications and by selling at all trade shows attended.

In the fifth month, we will begin plans to hold a live public auction during month seven.  The auction will be held in Denver and be run by a licensed, third party auctioneer, who we will hire.  We will continue buying and selling inventory.

In the sixth month, we will continue planning the public auction.  In this month, we anticipate taking additional buying trips and attending at least one major trade show.  We will continue buying and selling inventory.

We plan to hold the public auction in the seventh month. We will keep the list of all attendees and add them to our mailing list.  We will begin to plan a direct mail sale targeted to our mailing list.  We will continue to attend at least one trade show per month and buying and selling inventory.

In the eight month, we plan to attend another trade show and to make one buying trip. In this month, we plan to begin to put together a direct sales email campaign to send out to our mailing list.  New customers will always be solicited at each trade show attended.

In the ninth month, we plan to send out the email sales offering.  If sales and profits justify, we will begin interviewing possible additions to staff.  We will continue to attend at least one trade show per month and buying and selling inventory.

In the tenth month and eleventh month, we will develop a company website.  The site would be a virtual store, where prospective buyers can see a list of available merchandise and view pictures of the more expensive items.  We will continue to buy and sell inventory.

We plan to activate the company website in the twelfth month.  We will promote the website in all hobby publication ads and when selling auction lots on Ebay.  We will send emails to our mailing list promoting the website.  Continue attending trade shows and plan one buying trip.

We anticipate developing our plan for the first twelve months using a combination of our loan from A-Squared and the cash flow generated from sales.

Seasonality

 We expect that our business will be seasonal with most revenue generated in the latter half of the calendar year. However, with our startup phase, we do not anticipate any material revenue until June, 2008.

Results of Operations

 We had no revenue for the periods ended March 31, 2008 and December 31, 2007.  Operating expenses during the period  ended March 31, 2008 totaled $18,226 and for the period ended December 31, 2007 totaled $12,281. These expenses primarily consisted of professional fees and contributed services by our President during both periods.

Liquidity and Capital Resources

 At March 31, 2008, we had cash and cash equivalents of $1,003. Our assets were $4,214 at March 31, 2008, which consisted primarily of inventory at cost, and our liabilities totaled $11,418, resulting in total shareholders deficit of $7,204.

Financial Position

 At November 30, 2007, we had no commitments for capital expenditures. In November, 2007, A-Squared agreed to provide operating capital in the form of a loan of $200,000 to cover operating expenses. This loan is evidenced by an unsecured promissory note which is due November 29, 2008, with a possible extension ending November 29, 2009. Management estimates it will take approximately $30,000 - $50,000 per year to fund proposed operations. Since we have no operating history, it is uncertain whether revenue from operations will be sufficient to cover our operating expenses. We have no commitment for funding after fiscal year 2009. If we are unable to raise funds to cover any operating deficit after fiscal year ending November 30, 2008, our business may fail.

Business
Business Development

 Forever Valuable is a corporation which was formed under the laws of the State of Colorado on November 29, 2007. We are a wholly-owned subsidiary of Fincor, Inc. (“Fincor”).

 On December 5, 2007, the directors of Fincor approved, subject to the effectiveness of a registration with the Securities and Exchange Commission, a spin-off to Fincor shareholders of record as of  August 13, 2008 (the “Record Date”), on a pro rata basis, with one (1) Forever Valuable common share to be issued for each one (1) Fincor common share as of the Record Date. Since Fincor’s business is totally unrelated to the proposed activities of Forever Valuable, the Fincor directors decided it was in the best interest of Fincor and Forever Valuable and Fincor's shareholders to spin-off Forever Valuable to better define the role of Fincor.

 The shares of Forever Valuable are owned by Fincor, who will distribute the Forever Valuable shares once the Form S-1 is effective with the Securities and Exchange Commission. The shares will be distributed by X-Pedited Transfer Corporation, which acts as our transfer agent.

The proposed business of Forever Valuable will be to engage in the buying and selling sports and non-sports memorabilia and collectibles. Items will be purchased from private individuals, through public auctions, and estate sales. Sales will be made through live and internet auctions and to private individuals. We do not plan to have a physical retail store location.  We are in the development stage. Although our management has made some preliminary efforts, we have not yet begun operations.  Our development stage began when we incorporated on November 29, 2007. We are not a blank check company. The provisions of Rule 419 of Regulation C do not apply to us because we are not a blank check company. We have a specific business plan and purpose. Further we have no plans to engage in any merger or acquisition activities with any entity.

Proposed Business

    We purchased inventory from Fincor. This was inventory which was originally acquired by Fincor from non-affiliated third parties at the same price as Fincor originally acquired the inventory. This inventory consisted exclusively of sports memorabilia. The inventory consists of commemorative professional and college sports teams and players and coaches on those teams. We acquired the inventory at the original purchase price of $3,211.  To date, we have not sold any of the inventory.

We plan to identify undervalued items that can be purchased at below retail prices and resold for a profit.  We plan to use other sports memorabilia sellers and auction web sites and will also contact private collectors to develop our inventory. There is risk inherent in any transaction since the collectibles market can be volatile and collector’s tastes can change quickly.  Our collectibles merchandise will initially be focused on sports memorabilia. We define sports memorabilia as any product directly related to a member of a professional or college sport. Our goal is to become a significant retailer of sports memorabilia in the United States. Once we have established our presence as a significant retailer of sports memorabilia, we may look at expanding our product line to include other collectibles. We plan to become a significant retailer of sports memorabilia by emphasizing growth through implementing a national operating strategy emphasizing internal revenue growth and profitability.

    Key elements of our strategy include:

•
Develop, Strengthen, and Expand Vendor Relationships. Vendors in the collectibles industry often recognize retailers based on certain volume levels and reputation. We will try to achieve preferred gallery status with key vendors which would entitle us to volume discounts, co-op advertising funds, shipping allowances and other benefits. We will also try to establish exclusive relationships with vendors for certain product lines and items.   We will simultaneously focus on finding inventory on auction web sites and developing relationships with established sports memorabilia vendors throughout the United States, both individually and through trade shows. We will initially focus in the Western half of the United States and online but may also look for opportunities where we can find them. We have done initial research on auction web sites but have had no discussions with vendors at  this time, nor have we attended any trade shows;

•
Develop Database Direct Mail, Telemarketing and Internet Marketing Programs. We plan to develop databases that detail the buying patterns and merchandise preferences of potential customers and enable us to conduct targeted database direct mail, telemarketing and Internet marketing programs.

•
Establish Operating Procedures. Initially we intend to focus on developing a centralized system to monitor our operations by auditing sales receipts, accounts payables, payroll, purchases and inventory levels and by implementing centralized cash management operations.

.

Taxes

Various states are increasingly  seeking to impose  sales or use taxes on inter-state mail order sales and are aggressively  auditing sales tax returns of mail order  businesses.  Complex  legal issues  arise in these areas,  relating, among other things, to the required nexus of a business with a particular state, which may permit the state to require a business to collect such taxes. At the present time, we are not aware of any states in which we may operate who would impose sales taxes on our transactions.  Although we believe that we can adequately provide for sales taxes on mail order  sales,  there can be no  assurance  as to the effect of actions  taken by state tax  authorities on our financial condition or results of operations. In the future,  we may be required to collect  sales tax on sales made to  customers in all of the states in which we conducts our operations. The imposition of sales taxes on mail order sales generally has a negative effect on mail order sales levels. All of the factors cited above may negatively affect our financial condition and  results of  operations  in the future.  Any such impact cannot currently be quantified.

Operations, Management and Employees

Our plan is to concentrate our operations in the Western half of the United States and online through our website.

We have no full-time employees. We plan to use part-time independent contractors for sales. As we expand, we intend to hire employees. However, we have no present plans to do so.

Marketing and Promotion

We expect to generate revenues in the next twelve months from memorabilia and collectibles operations using referrals from Fincor and unrelated individuals and entities that operate in the memorabilia and collectibles business. We also plan to market through direct contact with prospective customers. We have no sales representatives who solicit potential clients.

Patents and Trademarks

We do not currently have any patent or trademark protection. If we determine it is feasible to file for such trademark protection, we still have no assurance that doing so will prevent competitors from using the same or similar names, marks, concepts or appearance.

Competition

We have no operating history and, therefore, will have inherent difficulty competing in the crowded collectibles market. Large, well known auction houses and collectibles companies that have been in existence for many years have an extensive, well established client base with whom they have earned  credibility and cemented strong long term relationships.  We face the challenge of competing against well entrenched competition with limited capital.  This becomes even more critical in the collectibles market, where the percentage of profits tends to increase exponentially with the size of the purchase.  With the amount of collectibles of dubious origin being sold to unsuspecting buyers, we believe that it will take many years to establish the impeccable reputation necessary to garner the large list of satisfied clients that is essential for any successful collectibles business.  We cannot expect to be a significant factor in the collectibles field in the foreseeable future.

Effect of Governmental Regulations: Compliance with Environmental Laws

We do not believe that we are subject to any material government or industry regulation.

Property

 We currently use the mailing address of the offices of Fincor for our use. We plan to occupy separate office facilities and obtain office furniture and equipment after the spin-off. We own no real estate nor have plans to acquire any real estate.

Legal Proceedings

 We are not a party to any material legal proceedings, nor is our property the subject of any material legal proceeding.

Management
Directors, executive officers and key employees

Name	Age	Position
Jodi Stevens	43	President, Chief Executive Officer, Chief Financial Officer, Secretary-Treasurer and Director

       Jodi Stevens has been the President, Chief Executive Officer, Treasurer, Chief Financial Officer, Secretary-Treasurer and a Director of our company since inception on November 29, 2007.  She has been Secretary of Fincor, Inc. since 2005 and serves as President of X-Pedited Transfer Corporation, Fincor’s subsidiary.  She has been with X-Pedited Transfer Corporation since its inception in January 2007.  She has worked for two Fortune 500 companies, Ball Aerospace Systems Group, 1986-1992, and Coram Healthcare, 1994 to 1996.  With Ball Aerospace, she handled Public and Investor Relations as well as social events while supporting the Vice President of Human Relations and the Vice President of Public Affairs.  She also managed the department’s budget and non-profit projects.  With Coram Healthcare she worked in Human Resources dealing with the issues of preparing the annual EEOC (Equal Employment Opportunity Company) reports, as well as various other human resources issues.  From 1996-2001 she was with LRG Group, LLC as office manager.  She was educated at Metropolitan State College, Denver, Colorado. She will devote a minimum of forty hours per month to our operations.

Committees of the Board of Directors

 Currently, we do not have any committees of the Board of Directors.

Director and Executive Compensation

 No compensation has been paid and no stock options granted to any officer or director in the last three fiscal years.

Employment Agreements

 We have no written employment agreements with our executive officer.

Equity Incentive Plan

 We have not adopted an equity incentive plan, and no stock options or similar instruments have been granted to any of our officers or directors.

Indemnification and Limitation on Liability of Directors

 Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by Colorado law. Specifically, our directors will not be personally liable to our company or any of its shareholders for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes Section 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained in the provisions will be construed to deprive any director of his right to all defenses ordinarily available to the director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

 At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Certain Relationships and Related Transactions

On November 29, 2007, an organization named A-Squared, agreed to provide operating capital in the form of a loan of $200,000 to cover operating expenses. This loan is evidenced by an unsecured promissory note which is due November 29, 2008.  The maturity date of this note may be extended at the option of A-Squared  for a period of one year following the maturity date provided A-Squared  receives a renewal fee equal to 1.5% of the then outstanding principal balance due. However, the maturity date of this note will not be extended past November 29, 2009. The note is at an interest rate of 15% per annum, with interest payments to be made every ninety days, beginning ninety days from the date of the promissory note. A-Squared is a company owned by Robert and Jodi Stevens.

 We have issued a total of 200,000 warrants to A-Squared , exercisable at a price of $0.001 per share subject to adjustment, for a period of five years from the date of issuance. These warrants were issued as an additional inducement for A-Squared to loan us $200,000. The warrants are subject to registration rights.

     Once the spin-off distribution is affected, Robert and Jodi Stevens will hold 11,495,000 shares of our issued and outstanding stock, representing approximately 96.4% of our issued and outstanding common stock. There were 11,920,600 shares of our common stock outstanding at December 31, 2007.  Robert and Jodi Stevens hold 11,495,000 shares of Fincor stock out of a total of 11,920,600 shares. X-Pedited Transfer Corporation is a subsidiary of Fincor, Inc. Mrs. Stevens is the President of X-Pedited Transfer Corporation.

    We use the mailing address of the offices of Fincor for our mailing address.  We purchased inventory from Fincor. This was inventory which was originally acquired by Fincor from non-affiliated third parties at the same price as Fincor originally acquired the inventory.  This inventory consisted exclusively of sports memorabilia.  The inventory consists of commemorative professional and college sports teams and players and coaches on those teams. We acquired the inventory at the original purchase price of $3,211.  To date, we have not sold any of the inventory.

    An affiliate contributed office space to us during the period from November 29, 2007 through March 31, 2008.  We recognized $2,312 for the period from January 1, 2008 to March 31, 2008, and $771 for the period from November 29, 2007 to December 31, 2007, in rent expense.  The Board of Directors valued the contribution based on rent for similar space in the local area.

    Our President and Director contributed her time and attendance during the period from November 29, 2007 through March 31, 2008.  We recognized $12,000 for the period from January 1, 2008 to March 31, 2008, and $4,000 for the period from November 29, 2007 through December 31, 2007, in contributed services expense.  The Board of Directors valued the contribution based on prevailing rates for similar services in the local area.

Principal Stockholders

 The following table sets forth, as of December 31, 2007, information regarding the anticipated future ownership of our common stock after the spin-off by:

*	persons who own more than 5% of our common stock;
*	each of our directors and each of our executive officers; and
*	all directors and executive officers as a group.

We had 11,920,600 shares issued and outstanding as of December 31, 2007. The following table reflects our stock ownership assuming the completion of the spin-off of our shares to the shareholders of record of Fincor as of  August 13, 2008 . As of December 31, 2007, Fincor had 11,920,600 shares issued and outstanding. In connection with the spin-off, we estimate that Fincor will issue approximately 11,920,600 shares to Fincor shareholders. For the purposes of this table, we have used 11,920,600 shares as the total issued and outstanding.

Jodi Stevens(1)	11,495,000	96.4%
535 16th Street, Suite 810
Denver, Colorado 80222

_______________________
All Officers and Directors as a Group	11,495,000	96.4%
(one person)
___________________

We had 11,920,600 shares issued and outstanding as of December 31, 2007. The following table reflects our stock ownership assuming the completion of the spin-off of our shares to the shareholders of record of Fincor as of  August 13, 2008 . As of December 31, 2007, Fincor had 11,920,600 shares issued and outstanding. In connection with the spin-off, we estimate that Fincor will issue approximately 11,920,600 shares to Fincor shareholders. For the purposes of this table, we have used 11,920,600 shares as the total issued and outstanding.

Jodi Stevens(1)	11,495,000	96.4%
535 16th Street, Suite 810
Denver, Colorado 80222

_______________________
All Officers and Directors as a Group	11,495,000	96.4%
(one person)
___________________

(1)  A total of 11,475,000 shares are owned of record jointly by Robert and Jodi Stevens through SHC, LLC. In addition, X-Clearing Corp, a subsidiary of Fincor, Inc., owns 20,000 shares.  Mrs. Stevens has beneficial ownership and control of all of the shares. In addition, Jodi Stevens and Robert Stevens own A-Squared, which has a total of 200,000 warrants issued to it, exercisable at a price of $0.001 per share subject to adjustment, for a period of five years from the date of issuance.

Federal Income Tax Considerations

General

 The following discusses U.S. federal income tax consequences of the spin-off transactions to Fincor stockholders who hold Fincor common stock as a capital asset. The discussion which follows is based on the Internal Revenue Code, Treasury Regulations issued under the Internal Revenue Code, and judicial and administrative interpretations of the Code, all as in effect as of the date of this Prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not intended as a complete description of all tax consequences of the spin-off, and in particular may not address U.S. federal income tax considerations applicable to Fincor stockholders who are subject to special treatment under U.S. federal income tax law. Stockholders subject to special treatment include, for example:

*
foreign persons (for income tax purposes, a non-U.S. person is a person who is not a citizen or a resident of the United States, or an alien individual who is a lawful permanent resident of the United States, or meets the substantial presence residency test under the federal income tax laws, or a corporation, partnership or other entity that is not organized in or under the laws of the United States or any state thereof or the District of Columbia),

*	financial institutions,

*	dealers in securities,

*	traders in securities who elect to apply a market-to-market method of accounting,

*	insurance companies,

*	tax-exempt entities,

*	holders who acquire their shares pursuant to the exercise of employee stock options or other compensatory rights, and

*	holders who hold Fincor common stock as part of a hedge, straddle, conversion or constructive sale.

       Further, no information is provided in this Prospectus with respect to the tax consequences of the spin-off under applicable foreign or state or local laws.

 Fincor stockholders are urged to consult with their tax advisors regarding the tax consequences of the spin-off to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

 We believe that the distribution will not qualify as a tax-free distribution because we do not believe it meets the requirements of Section 355 of the Code.

 Based upon the assumption that the spin-off fails to qualify as a tax-free distribution under Section 355 of the Code, then each Fincor stockholder receiving our shares of common stock in the spin-off generally would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of our common stock when received. This would result in:

*	a dividend to the extent paid out of Fincor's current and accumulated earnings and profits at the end of the year in which the spin-off occurs; then

*
a reduction in your basis in Fincor common stock to the extent that the fair market value of our common stock received in the spin-off exceeds your share of the dividend portion of the distribution referenced above; and then

*	gain from the sale or exchange of Fincor common stock to the extent the amount received exceeds the sum of the portion taxed as a dividend and the portion treated as a reduction in basis.

*
each shareholder's basis in our common stock will be equal to the fair market value of such stock at the time of the spin-off. If a public trading market for our common stock develops, we believe that the fair market value of the shares will be equal to the public trading price of the shares on the distribution date. However, if a public trading market for our shares does not exist on the distribution date, other criteria will be used to determine fair market value, including such factors as recent transactions in our shares, our net book value and other recognized criteria of value.

       Following completion of the distribution, information with respect to the allocation of tax basis among Fincor and our common stock will be made available to the holders of Fincor common stock.

Back-up Withholding Requirements

 U.S. information reporting requirements and back-up withholding may apply with respect to dividends paid on and the proceeds from the taxable sale, exchange or other disposition of our common stock unless the stockholder:

*	is a corporation or comes within certain other exempt categories and, when required, demonstrates these facts; or

*
provides a correct taxpayer identification number, certifies that there has been no loss of exemption from back-up withholding and otherwise complies with applicable requirements of the back-up withholding rules.

       A stockholder who does not supply Fincor with his, her or its correct taxpayer identification number may be subject to penalties imposed by the I.R.S. Any amount withheld under these rules will be creditable against the stockholder's federal income tax liability. Stockholders should consult their tax advisors as to their qualification for exemption from back-up withholding and the procedure for obtaining such exemption. If information reporting requirements apply to the stockholder, the amount of dividends paid with respect to the stockholder's shares will be reported annually to the I.R.S. and to the stockholder.

Federal Securities Laws Consequences

Of the 11,920,600 shares of Forever Valuable common stock distributed to Fincor stockholders in the spin-off, all 11,920,600 shares will be freely transferable under the Act, except for those securities received by persons who may be deemed to be underwriters of Forever Valuable under Securities Act rules. Persons who may be deemed to be underwriters of Forever Valuable after the spin-off generally include individuals or entities that control, are controlled by or are under common control with Forever Valuable, such as our directors and executive officers. Approximately 11,495,000 shares of our common stock will be held by underwriters after completion of the spin-off.

Persons who are affiliates of Forever Valuable generally will be permitted to sell their shares of Forever Valuable common stock received in the spin-off only pursuant to Rule 144 under the Securities Act. However, because the shares received in the spin-off are not restricted securities, the holding period requirement of Rule 144 will not apply. As a result, Forever Valuable common stock received by Forever Valuable affiliates pursuant to the spin-off may be sold if certain provisions of Rule 144 under the Securities Act are complied with (e.g., the amount sold within a three-month period does not exceed the greater of one percent of the outstanding Forever Valuable common stock or the average weekly trading volume for Forever Valuable common stock during the preceding four-week period, and the securities are sold in "broker's transactions" and in compliance with certain notice provisions under Rule 144).

    We are not a blank check company. The provisions of Rule 419 of Regulation C do not apply to us because we are not a blank check company. We have a specific business plan and purpose. Further we have no plans to engage in any merger or acquisition activities with any entity.

We are not a blank check company. The provisions of Rule 419 of Regulation C do not apply to us because we are not a blank check company. We have a specific business plan and purpose. Further we have no plans to engage in any merger or acquisition activities with any entity.

Description of Securities

 We are authorized to issue up to 50,000,000 shares of no par value common stock and 1,000,000 shares of no par value preferred stock. As of December 31, 2007, 11,920,600 shares of Common Stock and no shares of preferred stock were issued and outstanding. Following the spin-off, we believe that there will be approximately 44 stockholders of record, based upon the number of record holders of Fincor common shares as of the record date.     The shares of Forever Valuable are owned by Fincor, who will distribute the Forever Valuable shares once the Form S-1 is effective with the Securities and Exchange Commission. The shares will be distributed by X-Pedited Transfer Corporation, which acts as our transfer agent.

Common Stock

 The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, amendment of the articles of incorporation require the affirmative vote of a majority of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at our election.

Preferred Stock

 We are authorized to issue up to 1,000,000 shares of no par value preferred stock. Our preferred shares are entitled to such rights, references and limitations as determined by our board of directors. At the present time, no rights, preferences or limitations have been established for our preferred shares.

 Although we currently do not have any plans to issue shares of preferred stock or to designate any series of preferred stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock. Our common stockholders have no redemption rights. In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Warrants

 We have issued a total of 200,000 warrants to A-Squared , exercisable at a price of $0.001 per share subject to adjustment, for a period of five years from the date of issuance. These warrants were issued as an additional inducement for A-Squared to loan us $200,000. The warrants are subject to registration rights.

Options

 We have not issued any options or other derivative securities.

Transfer Agent

           The stock transfer agent for our securities is X-Pedited Transfer Corporation of Denver, Colorado.  Their address is 535 16th Street, Suite 810, Denver, Colorado 80202. Their phone number is (303) 573-1000.  X-Pedited Transfer Corporation is a subsidiary of Fincor, Inc. Mrs. Stevens is the President of X-Pedited Transfer Corporation.

Reports to Stockholders

 We intend to furnish annual reports to stockholders which will include audited financial statements reported on by our independent certified public accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders as we deem appropriate.

Legal Matters

 The law firm of David Wagner & Associates, P.C. of Greenwood Village, Colorado has passed upon the validity of the shares being offered and certain other legal matters and is representing us in connection with this offering. After the spin-off, an affiliate of this firm will own 300,000 shares of our common stock.

Experts

 The financial statements of Forever Valuable as of and for the period ended December 31, 2007 included herein and elsewhere in the Registration Statement have been audited by Cordovano and Honeck LLP independent certified public accountants, to the extent set forth in their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.  In addition, we have provided audited financial statements for the three months ended March 31, 2008.

Where You Can Find More Information

 You may read and copy any document we file at the Commission's Public Reference Room in Washington, D.C. The Public Reference Room is located in Room 1580, 100 F Street N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

       We have filed with the Commission a Registration Statement on Form S-1 to register the shares of our common stock to be distributed in the spin-off. This prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information about our company or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement.

 We are not currently subject to the informational filing requirements of the Exchange Act. However, as a result of this offering, we will become subject to these requirements and will file periodic reports, including annual reports containing audited financial statements, reports containing unaudited interim financial statements, quarterly and special reports, proxy statements and other information with the Commission. We will provide without charge to each person who receives this prospectus copies of our reports and other information which we file with the Commission. Your request for this information should be directed to our President and Chief Financial Officer, Jodi Stevens, at our corporate office in Denver, Colorado. You can also review this information at the public reference rooms of the Commission and on the Commission's website as described above.

FOREVER VALUABLE COLLECTIBLES, INC.
(A Development Stage Company)

FINANCIAL STATEMENTS

with

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOREVER VALUABLE COLLECTIBLES, INC.
(A Development Stage Company)

Index to Financial Statements

Page

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets at March 31, 2008 and December 31, 2007	F-3

Statements of Operations for the three months ended March 31, 2008,
November 29, 2007 (inception) through December 31, 2007, and
November 29, 2007 (inception) through March 31, 2008	F-4

Statement of Changes in Shareholders' Deficit for the period
from November 29, 2007 through March 31, 2008	F-5

Statements of Cash Flows for the three months ended March 31, 2008,
November 29, 2007 (inception) through December 31, 2007, and
November 29, 2007 (inception) through March 31, 2008	F-6

Notes to Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Shareholders of
Forever Valuable Collectibles, Inc.

We have audited the accompanying balance sheet of Forever Valuable Collectibles, Inc. (a development stage company) as of March 31, 2008 and December 31, 2007, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the three months ended March 31, 2008, November 29, 2007 (inception) through December 31, 2007, and November 29, 2007 (inception) to March 31, 2008. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Forever Valuable Collectibles, Inc. as of March 31, 2008 and December 31, 2007, and the results of its operations and its cash flows for the three months ended March 31, 2008, November 29, 2007 (inception) through December 31, 2007, and November 29, 2007 (inception) to March 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As shown in the financial statements, the Company has incurred net losses during the development stage and at March 31, 2008, had a net capital deficiency.  Those conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Cordovano and Honeck LLP

Cordovano and Honeck LLP
Englewood, Colorado
June 6, 2008

FOREVER VALUABLE COLLECTIBLES, INC.
(A Development Stage Company)
Balance Sheets

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash	$1,003	$1,000
Merchandise inventory, at cos	3,211	3,211

Total assets	$4,214	$4,211

Liabilities and Shareholders’ Deficit

Current liabilities:
Accounts payable and accrued liabilities	$1,250	$7,500
Notes payable, related parties (Note 2)	10,000	—
Accrued interest payable, related parties (Note 2)	168	—

Total liabilities	11,418	7,500

Shareholders’ deficit (Note 3):
Preferred stock , no par value; 1,000,000 shares authorized,
-0- and -0-, respectively, issued and outstanding	—	—
Common stock , no par value; 50,000,000 shares authorized,
11,920,600 and 11,920,600, respectively, issued and outstanding	4,211	4,211
Additional paid-in capital	19,092	4,781
Deficit accumulated during the development stage	(30,507)	(12,281)

Total shareholders' deficit	(7,204)	(3,289)

Total liabilities and shareholders' deficit	$4,214	$4,211

See accompanying notes to financial statements

FOREVER VALUABLE COLLECTIBLES, INC.
(A Development Stage Company)
Statements of Operations

	Three	November 29, 2007
	Months Ended	(inception) to
	March 31,	December 31,	March 31,
	2008	2007	2008

Net sales and gross revenue	$—	$—	$—

Other selling, general and administrative expenses	18,226	12,281	30,507

Loss before income taxes	(18,226)	(12,281)	(30,507)

Income taxes (Note 4)
Income tax provision	—	—	—
			—
Net loss	$(18,226)	$(12,281)	$(30,507)

Basic and diluted loss per share	$—	$—	$—

Weighted average common shares outstanding	11,920,600	11,920,600	11,920,600

See accompanying notes to financial statements

FOREVER VALUABLE COLLECTIBLES, INC.
(A Development Stage Company)
Statement of Changes in Shareholders' Deficit

						Deficit
						Accumulated
					Additional	During the
	Preferred Stock		Common Stock		Paid-in	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total

Balance at November 29, 2007	—	$—	—	$—	$—	$—	$—
November 2007, issuance of common
stock for cash and property (Note 3)	—	—	11,920,600	4,211	—	—	4,211
Contributed services (Note 2)	—	—	—	—	4,771	—	4,771
November 2007, issuance of warrant to
A-Squared Holdings, Inc. (Note 3)	—	—	—	—	10	—	10
Net loss	—	—	—	—	—	(12,281)	(12,281)
Balance at December 31, 2007	—	—	11,920,600	4,211	4,781	(12,281)	(3,289)

Contributed services (Note 2)	—	—	—	—	14,312	—	14,312
Net loss	—	—	—	—	—	(18,226)	(18,226)

Balance at March 31, 2008	—	$—	11,920,600	$4,211	$19,093	$(30,507)	$(7,203)

See accompanying notes to financial statements

FOREVER VALUABLE COLLECTIBLES, INC.
(A Development Stage Company)
Statements of Cash Flows

	Three	November 29, 2007
	Months Ended	(inception) to
	March 31,	December 31,	March 31,
	2008	2007	2008
Cash flows from operating activities:
Net loss	$(18,226)	$(12,281)	$(30,507)
Adjustments to reconcile net loss to net cash
used by operating activities:
Share-based payment	—	10	10
Contributed services	12,000	4,000	16,000
Contributed rent	2,312	771	3,083
Changes in operating assets and liabilities:
Accounts payable and accrued interest	(6,083)	7,500	1,417
Net cash used in
operating activities	(9,997)	—	(9,997)

Cash flows from financing activities:
Proceeds from issuance of common
stock, net of issuance costs	—	1,000	1,000
Proceeds from debt issued to related parties	10,000	—	10,000
Net cash provided by
financing activities	10,000	1,000	11,000

Net change in cash and
cash equivalents	3	1,000	1,003

Cash and cash equivalents:
Beginning of period	1,000	—	—

End of period	$1,003	$1,000	$1,003

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$—	$—	$—
Interest	$—	$—	$—

Non-cash financing activities:
Shares issued for property	$—	$3,211	$3,211

See accompanying notes to financial statements

FOREVER VALUABLE COLLECTIBLES, INC.
(A Development Stage Company)
Notes to Financial Statements

(1)  Summary of Significant Accounting Policies

Organization and Basis of Presentation

Upon effectiveness of a Registration Statement filed with the SEC by Forever Valuable Collectibles, Inc. (the “Company” or “we”), Fincor, Inc. (“Fincor”) will have completed the spin-off of the Company to its shareholders of record as of August 13, 2008 .  The transaction was effected by the issuance of 11,920,600 shares of the Company’s common stock to Fincor in exchange for cash and property.

Fincor shareholders retained their Fincor common shares and, after the spin-off, will receive one (1) share of the common stock of the Company for each share of Fincor common stock held.  Immediately following the spin-off, Fincor’s shareholders will own approximately 100 percent of the Company’s common stock.  The Company’s common stock transferred to Fincor is being held in trust. Under the terms of the Trust, all of the Company’s spin-off shares are being held by the Trust until such time as the Registration Statement is effective and the spin-off distribution is complete.

The Company accounted for the spin-off based on recorded amounts.

The Company is incorporated in the State of Colorado and plans to enter the memorabilia and collectible industry.  The Company is a development stage enterprise in accordance with accounting principles generally accepted in the United States of America.

Basis of presentation

We have a limited history of operations, limited assets, and an operating loss since inception.  Our current burn rate is between $30,000 and $50,000 annually and we may incur additional operating losses in future periods.  In addition, there is no assurance that we will be able to access capital markets to raise funds sufficient to cover any future operating losses.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to locate customers who will use our memorabilia and collectibles services and our ability to generate sales revenues.  However, we have not generated revenues from our inception and at March 31, 2008, we had a cash position of $1,003.

In November, 2007, A-Squared Holdings, Inc. agreed to provide us with a credit facility of $200,000 for working capital.  There is no assurance that this credit facility will be sufficient to meet our future cash needs.

As a result, our auditors are uncertain about our ability to continue as a going concern.  The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

FOREVER VALUABLE COLLECTIBLES, INC.
(A Development Stage Company)
Notes to Financial Statements

Risks and Uncertainties

The collectibles industry can be subject to seasonal variations in demand. We expect that most of our collectibles operations will see the greatest demand during the winter holiday shopping period. Consequently, we expect to be most profitable during the fourth quarter of our fiscal year.  Quarterly results may also be materially affected by the timing of new product introductions, the gain or loss of significant customers or product lines and variations in merchandise mix. We will  make  decisions about purchases of inventory well in  advance  of the  time at  which  such  products  are  intended  to be  sold. Accordingly, our performance in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year.  Significant  deviations  from  projected  demand for  collectibles merchandise  could have a material  adverse  effect on our  financial condition  and  quarterly or annual  results of  operations.

Demand for collectibles merchandise is affected by the general economic conditions in the United States.  When economic conditions are favorable and discretionary income increases, purchases of non-essential items like collectibles merchandise and animation art generally increase.  When economic conditions are less favorable, sales of collectibles merchandise and animation art are generally lower. In addition, we may experience more competitive   pricing pressure during economic downturns.   Therefore,   any significant economic downturn or any future changes in consumer spending habits could have a material adverse effect on our financial condition and results of operations.

The markets for our products are subject to changing customer tastes and the need to create and market new products.  Demand for  collectibles  is  influenced by the  popularity of certain  themes, cultural and  demographic  trends,  marketing and advertising  expenditures  and general economic conditions.  Because these factors can change rapidly, customer demand also can shift quickly.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Inventory

Inventory, consisting of collectibles held for sale, are stated at the lower of cost (specific identification method) or market.

Revenue Recognition

The Company had no revenue during the period ended March 31, 2008 and December 31, 2007. Anticipated future operating revenue will represent product sales in connection owning and operating a memorabilia and collectibles business.  We plan to recognize revenue on the sale of our inventory when both of the following conditions are met:

1. When the sale is consummated; and
2. When collection of the sales price has either been received or is assured.

FOREVER VALUABLE COLLECTIBLES, INC.
(A Development Stage Company)
Notes to Financial Statements

Advertising Costs

The Company plans to expense all advertising costs as incurred. The Company had no advertising costs during the period ended March 31, 2008 and December 31, 2007.

Income Taxes

We maintained a full valuation allowance on our net deferred tax assets as of March 31 2008. The valuation allowance was determined in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, or SFAS No. 109, which requires an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable; such assessment is required on a jurisdiction by jurisdiction basis. Expected future losses represented sufficient negative evidence under SFAS No. 109 and accordingly, a full valuation allowance was recorded against deferred tax assets. We intend to maintain a full valuation allowance on the deferred tax assets until sufficient positive evidence exists to support reversal of the valuation allowance.

Our tax provision was $-0- on a pre-tax loss of $12,281 for the period from November 29, 2007 through December 31, 2007 and $30,508 for the period from January 1 , 2008 through March 31 , 2008.

In June 2006, the FASB issued Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109, and “Accounting for Income Taxes.” FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the law is uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns.  FIN 48 is effective for fiscal years beginning after December 15, 2006 and has no current applicability to the Company’s financial statements. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Financial Instruments

The Company considers all highly liquid investments with original maturities of three months or less when acquired to be cash equivalents.

The carrying amounts reported for cash, accounts payable and accrued liabilities, and notes payable are considered to approximate fair values based upon the short maturities of those financial instruments.

Financial instruments that potentially subject us to concentrations of credit risks consist of cash. We invest our excess cash in accordance with our investment policy and cash depositories did not exceed federally insured limits during the period from November 29, 2007 (inception) through March 31, 2008.

FOREVER VALUABLE COLLECTIBLES, INC.
(A Development Stage Company)
Notes to Financial Statements

Stock-based Compensation

Effective November 29, 2007, we adopted the fair value recognition provisions of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, Share-Based Payment, or SFAS No. 123(R).  Under the fair value recognition provisions of SFAS No. 123(R), stock-based compensation cost is measured at the grant date based on the value of the awards and is recognized as expense over the vesting period.

Loss per Common Share

SFAS 128, Earnings per Share, requires presentation of “basic” and “diluted” earnings per share on the face of the statements of operations for all entities with complex capital structures. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted during the period.  Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation.

New Accounting Standards

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands the required disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. Management believes adoption of SFAS No. 157 will not have a material impact on the Company’s financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, or SAB No. 108.  SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. When the effect of initial adoption is material, companies will record the effect as a cumulative effect adjustment to beginning of year retained earnings and disclose the nature and amount of each individual error being corrected in the cumulative adjustment. The adoption of SAB No. 108 did not have a material impact on the Company’s financial statements.

FOREVER VALUABLE COLLECTIBLES, INC.
(A Development Stage Company)
Notes to Financial Statements

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), an amendment of FASB Statement No. 115. SFAS No. 159 addresses how companies should measure many financial instruments and certain other items at fair value. The objective is to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. Management is assessing the impact of the adoption of SFAS No. 159.

(2)  Related Party Transactions

An affiliate contributed office space to us during the period from November 29, 2007 through March 31, 2008.  We recognized $2,312 for the period from January 1, 2008 to March 31, 2008, and $771 for the period from November 29, 2007 to December 31, 2007, in rent expense.  The Board of Directors valued the contribution based on rent for similar space in the local area.

Our President and Director contributed her time and attendance during the period from November 29, 2007 through March 31, 2008.  We recognized $12,000 for the period from January 1, 2008 to March 31, 2008, and $4,000 for the period from November 29, 2007 through December 31, 2007, in contributed services expense.  The Board of Directors valued the contribution based on prevailing rates for similar services in the local area.

During the quarter ended March 31, 2008, our affiliates, Fincor, Inc. and A-Squared Holdings, Inc. provided us cash to cover operating expenses pursuant to the terms of unsecured promissory notes.

As of March 31, 2008, notes payable, related parties, consist of the following:

	March 31,	December 31,
	2008	2007
Demand note payable to affilliate A-Squared Holdings, Inc. February 29, 2008, due on November 29, 2008, unsecured and bearing interest at 15%, interest payable every 90 days	$5,000	$-

Demand note payable to affilliate Fincor, Inc,. February 11, 2008, due on November 29, 2008, unsecured and bearing interest at 15%,
interest payable every 90 days	5,000	-

Total notes payable, related parties	$10,000	$-

Interest expense accrued during the period from January 1, 2008 to March 31, 2008 and November 29, 2007 to December 31, 2007 were $168 and $-0-, respectively.

In November 2007, we acquired inventory valued at $3,211 from Fincor. We valued the inventory at Fincor’s book value or “predecessor cost.”

FOREVER VALUABLE COLLECTIBLES, INC.
(A Development Stage Company)
Notes to Financial Statements

(3)  Shareholders’ deficit

Preferred stock
We are authorized to issue 1,000,000 shares of no par value preferred stock; the classes and features of which will be determined by the Board of Directors.

Common stock
We are authorized to issue 50,000,000 shares of no par value common stock.  The shares do not have preemptive rights and cumulative voting is not permitted.

Warrant to purchase our common stock
On November 29, 2007 the Board of Directors unanimously approved the granting of a warrant to A-Squared Holdings, Inc. in exchange for providing a one-year, $200,000 credit facility to the Company (See Note 5).

The warrant vested as of the date of the grant and expires in five years.  All 200,000 shares underlying the warrant are exercisable at $0.001 per share.  The Board of Directors valued the shares of common stock at the fair value of $0.00005 per share on the date of grant using the Black-Scholes option pricing model.  Compensation expense totalling $10 was recognized during the period ended December 31, 2007.  No warrants had been exercised  through March 31, 2008.

The status of the Company’s outstanding warrant is as follows:

		Weighted	Weighted Avg.	Aggregate
	Number of	Avg. Exercise	Remaining	Intrinsic
	Shares	Price	Contractual Term	Value
Outstanding at November 29, 2007 (inception)	$—	$—
Granted	200,000	0.001	4.9 years
Exercised	—	—
Cancelled	—	—
Outstanding at December 31, 2007	$200,000	$0.001	4.9 years
Granted	—	—
Exercised	—	—
Cancelled	—	—
Outstanding at March 31,2008	200,000	0.001	4.6 years

Exercisable at December 31, 2007	$200,000	$0.001		$ —
Exercisable at March 31, 2008	$200,000	$0.001		$ —

The weighted average fair value of the warrant granted on November 29, 2007 was estimated on the date of grant using the Black-Sholes option-pricing model at $0.00035 per share or $10.  The fair value of the options granted is estimated on the date of grant using the following assumptions: dividend yield of zero, expected volatility of 100%, risk free interest rate of 3.42 percent, and an expected life of five years.

(4)  Income taxes

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate at March 31, 2008, is as follows:

FOREVER VALUABLE COLLECTIBLES, INC.
(A Development Stage Company)
Notes to Financial Statements

	March 31,	December 31,
	2008	2007
U.S. federal statutory graduated rate	15.00%	15.00%
State income tax rate,
net of federal benefit	3.94%	5.32%
Permanent differences	-8.89%	-7.89%

Net operating loss for which no tax
benefit is currently available	-10.05%	-12.43%
	0.00%	0.00%

At March 31, 2008, deferred tax assets consisted of a net tax asset of $3,067, due to operating loss carry forward of $15,447, which was fully allowed for, in the valuation allowance of $3,067. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery.  The changes in the valuation allowance for the period ended March 31, 2008 was $3,067.

At December 31, 2007, deferred tax assets consisted of a net tax asset of $1,526, due to operating loss carry forwards of $7,856, which was fully allowed for, in the valuation allowance of $1,526.  The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery.  The changes in the valuation allowance for the year ended December 31, 2007 was $1,526. Net operating loss carryforwards will expire through 2026.  The value of these carryforwards depends on the ability of the company to generate taxable income.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

(5)  Commitments and contingencies

Credit facilities
In November 29, 2007, A-Squared Holdings, Inc. (“A-Squared”) agreed to provide operating capital in the form of a loan of $200,000 to cover operating expenses pursuant to the terms of an unsecured promissory note, due on November 29, 2008 at 15 percent interest, payable quarterly.  A-Squared may, at its option, extend the note for one-year in consideration of a renewal fee equal to 1.5% of the then outstanding principal balance due.

As consideration for providing the credit facility, we have issued A-Squared a warrant to purchase shares of our common stock.  (See also Note 3).

Until ___________, 2008 (90 days after the date of this prospectus), all dealers affecting transactions in the shares offered by this prospectus - whether or not participating in the offering - may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.
		Spin-Off of
		11,920,600 Shares
________________________		of Common Stock

TABLE OF CONTENTS
		FOREVER VALUABLE COLLECTIBLES, INC.

Questions and Answers	2
About the Spin-Off	2
About the Prospectus Summary	2
Forward-Looking Statements	3
Summary	3
Risk Factors	4	11,920,600 SHARES OF
Spin-Off and Plan of Distribution	10	Common Stock
Capitalization	11
Certain Market Information	12
Selected Financial Information	13
Management Discussion	14
Business	18
Management	20	____________________
Certain Relationships and Related Transactions	21
Principal Stockholders	22	PROSPECTUS
Federal Income Tax Considerations	23	____________________
Federal Securities Laws Consequences	24
Description of Securities	25
Transfer Agent	26
Legal Matters	26
Experts	26
Where You Can Find More Information	26	____________, 2008
Financial Statements	F - 1

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers.

       Colorado corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

       Colorado corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

       The Company's Articles of Incorporation limit the liability of its officers, directors, agents, fiduciaries and employees to the fullest extent permitted by the Colorado Revised Statutes. Specifically, directors of the Company will not be personally liable to the Company or any of its shareholders for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes Section 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained in the provisions will be construed to deprive any director of his right to all defenses ordinarily available to the director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is aware that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25.    Other Expenses of Issuance and Distribution.

       The estimated expenses of the offering, all of which are to be borne by Forever Valuable, are as follows:

SEC Filing Fee	$20.00
Printing Expenses	1,000.00
Accounting Fees and Expenses	2,500.00
Legal Fees and Expenses	7,500.00
Blue Sky Fees and Expenses	200.00
Registrar and Transfer Agent Fee	500.00
Miscellaneous	280.00

Total	$12,000.00

Item 26.    Recent Sales of Unregistered Securities.

       Forever Valuable is a wholly-owned subsidiary of Fincor. During the last three years, the only shares issued during this period were issued to Fincor For inventory acquired from Fincor. We valued the inventory at Fincor’s book value or $4,211.

Item 27.     Exhibits

a.   The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

Exhibit
Number	Description

3.1*	Articles of Incorporation
3.2*	Bylaws
4.1*	Warrant dated November 29, 2007 for A-Squared Holdings, Inc.
5.1*	Opinion re: Legality
10.1*	Promissory note dated November 29, 2007 with A-Squared Holdings, Inc.
23.1	Consent of Independent Auditors
23.2*	Consent of Counsel (See Exhibit 5.1)

 *Previously filed

Item 28.    Undertakings

The undersigned registrant hereby undertakes to:

(1)           File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado, on the day of  August 12, 2008 .

FOREVER VALUABLE COLLECTIBLES, INC., a Colorado corporation

By:	/s/ JODI STEVENS
Jodi Stevens President , Secretary-Treasurer, Chief Executive, Financial, and Accounting Officer, and Director